FOR IMMEDIATE RELEASE

Wingstop Inc. Reports Fiscal First Quarter Financial Results

Dallas, April 28, 2021 - (PR NEWSWIRE) - Wingstop Inc. (“Wingstop” or the “Company”) (NASDAQ: WING) today announced financial results for the fiscal first quarter ended March 27, 2021.

Highlights for the fiscal first quarter 2021 compared to the fiscal first quarter 2020:

▪System-wide sales increased 30.0% to $558.9 million
▪41 net new openings in the fiscal first quarter 2021, an increase of 11.7%
▪Domestic same-store sales increased 20.7%
▪Domestic restaurant AUV increased to approximately $1.55 million, compared to $1.27 million in the prior fiscal first quarter
▪Digital sales increased to 63.6% of sales, compared to 43.3% in the prior fiscal first quarter
▪Total revenue increased 27.5% to $70.7 million
▪Net income increased 62.5% to $13.2 million, or $0.44 per diluted share, compared to net income of $8.1 million, or $0.27 per diluted share, in the prior fiscal first quarter
▪Adjusted EBITDA*, a non-GAAP measure, increased 46.2% to $23.9 million

* Adjusted EBITDA is a non-GAAP measure. A Reconciliation of Adjusted EBITDA to the most directly comparable financial measure presented in accordance with accounting principles generally accepted in the United States ("GAAP") is set forth in the schedule accompanying this release. See “Non-GAAP Financial Measures.”

“We are pleased with our performance as we start 2021 and continue delivering industry-leading results. Our system is stronger than ever, with restaurant AUVs exceeding $1.5 million, which translates into best in-class unit economics and our largest development pipeline to date. Our domestic development is poised to continue its momentum after a record quarter and we’re excited to also accelerate growth in our international markets with our entry into Canada,” commented Charlie Morrison, Chairman and Chief Executive Officer of Wingstop. “We are thrilled about where we stand as a brand and our ability to drive shareholder value as we execute our goal of becoming a top 10 global restaurant brand.”

Key operating metrics for the fiscal first quarter 2021 compared to the fiscal first quarter 2020

	Thirteen Weeks Ended
	March 27, 2021	March 28, 2020
Number of system-wide restaurants open at end of period	1,579	1,413
Number of domestic franchise restaurants open at end of period	1,371	1,221
Number of international franchise restaurants open at end of period	175	160
System-wide sales (in thousands)	$558,869	$429,898
Domestic restaurant AUV (in thousands)	$1,547	$1,272
Domestic same-store sales growth	20.7%	9.9%
Company-owned domestic same store sales growth	13.4%	6.2%
Net income (in thousands)	$13,160	$8,096
Adjusted EBITDA (in thousands)	$23,914	$16,357

Fiscal first quarter 2021 financial results

Total revenue for the fiscal first quarter 2021 increased to $70.7 million from $55.4 million in the fiscal first quarter last year. Royalty revenue, franchise fees and other increased $7.4 million primarily due to domestic same-store sales growth of 20.7% as well as 165 net franchise restaurant openings since March 28, 2020. Advertising fees increased $5.5 million due to domestic system-wide sales growth in the fiscal quarter ended March 27, 2021 compared to the fiscal quarter ended March 28, 2020. Company-owned restaurant sales increased $2.3 million due to company-owned same-store sales growth of 13.4%, driven by both an increase in transactions and an increase in transaction size.
Cost of sales increased to $13.3 million from $11.2 million in the fiscal first quarter of the prior year. As a percentage of company-owned restaurant sales, cost of sales increased to 75.6% from 73.4% in the prior year comparable period. The increase was primarily due to a 25.8% increase in the cost of bone-in chicken wings as compared to the prior year period.

Advertising expenses were $22.0 million compared to $17.0 million in the fiscal first quarter of the prior year primarily due to domestic system-wide sales growth. Advertising expenses are recognized at the same time as the related revenue, which does not necessarily correlate to the actual timing of the related advertising spend.

Selling, general & administrative expense (“SG&A”) increased $1.5 million to $13.8 million from $12.2 million in the fiscal first quarter of the prior year. The increase in SG&A expense was primarily due to an increase of $0.9 million in headcount related expenses as we make investments to support our strategic initiatives, as well as an increase of $1.0 million in stock-based compensation expense. These increases were partially offset by a decrease of $0.6 million related to certain organizational changes made in the prior year period.

Interest expense, net was $3.8 million in the fiscal first quarter of 2021, a decrease of $0.4 million, or 8.8%, compared to $4.1 million in the prior fiscal period. The decrease was due to the refinancing of our securitized financing facility on October 30, 2020, which increased our outstanding debt by $162.4 million and reduced our interest rate from 4.97% to 2.84%.

Net income was $13.2 million, or $0.44 per diluted share, compared to net income of $8.1 million, or $0.27 per diluted share, in the fiscal first quarter of the prior year.

Change in Presentation
Beginning in the fiscal first quarter 2021, we have reclassified headcount related expenses that support our national advertising fund to Advertising expenses on the Consolidated Statements of Operations. These expenses were previously presented within SG&A and totaled $2.1 million for each of the thirteen weeks ended March 27, 2021 and March 28, 2020. Prior period amounts have been reclassified to conform to the current presentation. This reclassification had no impact on operating income, the consolidated balance sheets or statements of cash flows.
Financial Outlook
Consistent with our three- to five-year outlook, the Company reiterates mid-single digit domestic same store sales growth. The Company is providing unit growth guidance of 11%+ for fiscal year 2021.
Additionally, the Company updated its outlook for SG&A for the following reclassifications, which do not impact operating income:
•Reclassification of headcount related expenses for our national advertising fund to Advertising expense on the consolidated statement of operations totaling $9.2 to 9.7 million; and
•Reclassification of convention costs to offset convention contributions totaling $2.0 million.

As a result of these changes, the Company now anticipates fiscal year 2021 SG&A of $64.8 to $66.8 million, and Adjusted SG&A, a non-GAAP measure, of between $55.1 - $56.6 million, which is unchanged from prior outlook. A reconciliation of Adjusted SG&A to SG&A, the nearest applicable GAAP measure, is provided below:

	2021 Outlook
	Low	High
SG&A, reported	$64.8	$66.8
Stock compensation expense	9.7	10.2
Adjusted SG&A (a)	$55.1	$56.6
(a) Adjusted SG&A is a non-GAAP measure.
Restaurant Development
As of March 27, 2021, there were 1,579 Wingstop restaurants system-wide. This included 1,404 restaurants in the United States, of which 1,371 were franchised restaurants and 33 were company-owned, and 175 franchised restaurants in international markets. During the fiscal first quarter 2021, there were 41 net system-wide Wingstop restaurant openings.

Wingstop previously announced that it has entered into an international expansion agreement to open 100 franchise locations in Canada over the next ten years with the first restaurant set to open in 2022.

Quarterly Dividend

In recognition of the Company’s strong cash flow generation, confidence in the business, and commitment to returning value to stockholders, our board of directors authorized and declared a quarterly dividend of $0.14 per share of common stock, resulting in a total dividend of approximately $4.2 million. This dividend will be paid on June 4, 2021 to stockholders of record as of May 14, 2021.

The following definitions apply to these terms as used in this release:

Domestic average unit volume (“AUV”) consists of the average annual sales of all restaurants that have been open for a trailing 52-week period or longer. This measure is calculated by dividing sales during the applicable period for all restaurants being measured by the number of restaurants being measured. Domestic AUV includes revenue from both company-owned and franchised restaurants. Domestic AUV allows management to assess our company-owned and franchised restaurant economics. Changes in domestic AUV are primarily driven by increases in same-store sales and are also influenced by opening new restaurants.

Domestic Same-store sales reflect the change in year-over-year sales for the comparable restaurant base. We define the comparable restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and permanent closures.

System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees.

Adjusted EBITDA is defined as net income before interest expense, net, income tax expense, and depreciation and amortization (EBITDA) further adjusted for losses on debt extinguishment and refinancing transactions, transaction costs, costs and fees associated with investments in our strategic initiatives, gains and losses on the disposal of assets, and stock-based compensation expense. We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA and Adjusted EBITDA in the same manner.

Adjusted SG&A is defined as selling, general and administrative expenses adjusted for losses on debt extinguishment and refinancing transactions, transaction costs, costs and fees associated with investments in our strategic initiatives, and stock-based compensation expense.

Conference Call and Webcast

Chairman and Chief Executive Officer, Charlie Morrison, and Chief Financial Officer, Michael Skipworth, will host a conference call today to discuss the fiscal first quarter 2021 financial results at 10:00 AM Eastern Time.

The conference call can be accessed live by dialing 1-877-259-5243 or 1-412-317-5176 (international). A replay will be available two hours after the call and can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 (international) and entering the passcode 10153597. The replay will be available through Wednesday, May 5, 2021.

The conference call will also be webcast live and later archived on the investor relations section of Wingstop’s corporate website at ir.wingstop.com under the ‘News & Events’ section.

About Wingstop
Founded in 1994 and headquartered in Dallas, TX, Wingstop Inc. (NASDAQ: WING) operates and franchises over 1,500 locations worldwide. The Wing Experts are dedicated to Serving the World Flavor through an unparalleled guest experience and offering of classic wings, boneless wings and tenders, always cooked to order and hand sauced-and-tossed in fans’ choice of 11 bold, distinctive flavors. Wingstop’s menu also features signature sides including fresh-cut, seasoned fries and freshly-made ranch and bleu cheese dips.
In fiscal year 2020, Wingstop’s system-wide sales increased 28.8% year-over-year to approximately $2.0 billion, marking the 17th consecutive year of same store sales growth, and Wingstop achieved over 700% stockholder return since its 2015 initial public offering. With a vision of becoming a Top 10 Global Restaurant Brand, its system is comprised of independent franchisees, or brand partners, who account for more than 98% of Wingstop’s total restaurant count of 1,579 as of March 27, 2021. During the fiscal quarter ended March 27, 2021, Wingstop generated 63.6% of sales via digital channels including Wingstop.com and the Wingstop app.
A key to Wingstop’s success is the Wingstop Way, which includes a core value system of being Authentic, Entrepreneurial, Service-minded, and Fun. This value system extends to its environmental, social, governance platform as Wingstop seeks to provide value to all stakeholders.
The Company has been ranked on Entrepreneur Magazine’s “150 Strongest-growing Franchises” and “The World’s Best Franchises” (2020), Franchise Business Review’s “Top Food Franchises” (2020), Nation’s Restaurant News’ “Top 200 Restaurant Chains” (2020), Fast Casual’s “Top 100 Movers & Shakers” (2020), and named to The Stevie Awards for Great Employers (2020).
For more information visit www.wingstop.com or www.wingstop.com/own-a-wingstop and follow @Wingstop on Twitter and Instagram and at Facebook.com/Wingstop. Learn more about Wingstop’s involvement in its local communities at www.wingstopcharities.org.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures, including those indicated above. By providing non-GAAP financial measures, together with a reconciliation to the most comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures used in this press release may be different from the measures used by other companies. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. In addition, the Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Forward-looking Statements

Certain statements contained in this news release, as well as other information provided from time to time by Wingstop Inc. or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “outlook,” “target,” “project,” “potential,” “plan,” “intend,” “believe,” “think,” “confident,” “may,” “should,” “can,” “have,” “will,” “seek,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this news release include our 2021 fiscal year outlook for SG&A expenses, Adjusted SG&A expenses, our three- to five- year outlook for unit growth and domestic same store sales growth, and statements regarding our progress toward our goal of becoming a top 10 global restaurant brand. Any such forward-looking statements are not guarantees of performance or results and involve risks, uncertainties (some of which are beyond the Company’s control), and assumptions. Although we believe any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in any forward-looking statements.

Our ability to achieve or maintain sales and earnings may be affected by COVID-19 related factors, including, among others: the length of time that the pandemic continues; the inability of workers, including third party delivery drivers, to work due to illness, quarantine, or government mandates; temporary store closures due to reduced workforces or government mandates; the unemployment rate; the extent and effectiveness of any COVID-19 stimulus packages; the ability of our franchisees to operate their restaurants during the pandemic and pay royalties; and trends in consumer spending during and after the end of the pandemic. Please refer to the risk factors discussed in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

Any forward-looking statement made by Wingstop Inc. in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Media Contact
Megan Sprague
972-331-9155
Media@wingstop.com

Investor Contacts
Alex Kaleida and Susana Arevalo
972-331-8484
IR@wingstop.com

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(amounts in thousands, except share and per share data)

	March 27, 2021	December 26, 2020
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$39,993	$40,858
Restricted cash	4,666	4,815
Accounts receivable, net	5,950	4,929
Prepaid expenses and other current assets	8,220	5,532
Advertising fund assets, restricted	22,315	16,486
Total current assets	81,144	72,620
Property and equipment, net	30,473	27,948
Goodwill	53,690	53,690
Trademarks	32,700	32,700
Customer relationships, net	11,276	11,600
Other non-current assets	8,488	13,007
Total assets	$217,771	$211,565
Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$3,666	$3,658
Other current liabilities	17,397	26,729
Current portion of debt	4,800	3,600
Advertising fund liabilities	22,315	16,486
Total current liabilities	48,178	50,473
Long-term debt, net	466,056	466,933
Deferred revenues, net of current	25,266	24,962
Deferred income tax liabilities, net	5,377	4,480
Other non-current liabilities	4,622	6,027
Total liabilities	549,499	552,875
Commitments and contingencies
Stockholders' deficit
Common stock, $0.01 par value; 100,000,000 shares authorized; 29,736,838 and 29,687,123 shares issued and outstanding as of March 27, 2021 and December 26, 2020, respectively	298	297
Additional paid-in-capital	26	421
Accumulated deficit	(332,052)	(342,028)
Total stockholders' deficit	(331,728)	(341,310)
Total liabilities and stockholders' deficit	$217,771	$211,565

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(amounts in thousands, except per share data)

	Thirteen Weeks Ended
	March 27, 2021	March 28, 2020
	(Unaudited)	(Unaudited)
Revenue:
Royalty revenue, franchise fees and other	$31,606	$24,199
Advertising fees	21,520	16,014
Company-owned restaurant sales	17,564	15,223
Total revenue	70,690	55,436
Costs and expenses:
Cost of sales (1)	13,279	11,176
Advertising expenses	22,027	16,995
Selling, general and administrative	13,786	12,239
Depreciation and amortization	1,795	1,555
Total costs and expenses	50,887	41,965
Operating income	19,803	13,471
Interest expense, net	3,782	4,145
Income before income tax expense	16,021	9,326
Income tax expense	2,861	1,230
Net income	$13,160	$8,096

Earnings per share
Basic	$0.44	$0.27
Diluted	$0.44	$0.27

Weighted average shares outstanding
Basic	29,706	29,487
Diluted	29,844	29,742

Dividends per share	$0.14	$0.11

(1) Cost of sales includes all operating expenses of company-owned restaurants, including advertising expenses, and excludes depreciation and amortization, which are presented separately.

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Cost of Sales Margin Analysis
(amounts in thousands)

	Thirteen Weeks Ended
	March 27, 2021		March 28, 2020
	In dollars	As a % of company-owned restaurant sales	In dollars	As a % of company-owned restaurant sales
Cost of sales:
Food, beverage and packaging costs	$7,304	41.6%	$5,477	36.0%
Labor costs	3,728	21.2%	3,524	23.1%
Other restaurant operating expenses	2,627	15.0%	2,567	16.9%
Vendor rebates	(380)	(2.2)%	(392)	(2.6)%
Total cost of sales	$13,279	75.6%	$11,176	73.4%

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Restaurant Count

	Thirteen Weeks Ended
	March 27, 2021	March 28, 2020
Domestic Franchised Activity:
Beginning of period	1,327	1,200
Openings	44	22
Closures	—	(1)
Restaurants end of period	1,371	1,221

Domestic Company-Owned Activity:
Beginning of period	32	31
Openings	1	1
Closures	—	—
Restaurants end of period	33	32

Total Domestic Restaurants	1,404	1,253

International Franchised Activity:
Beginning of period	179	154
Openings	2	6
Closures	(6)	—
Restaurants end of period	175	160

Total System-wide Restaurants	1,579	1,413

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
(Unaudited)
(amounts in thousands)

	Thirteen Weeks Ended
	March 27, 2021	March 28, 2020
Net income	$13,160	$8,096
Interest expense, net	3,782	4,145
Income tax expense	2,861	1,230
Depreciation and amortization	1,795	1,555
EBITDA	$21,598	$15,026
Additional adjustments:
Stock-based compensation expense (a)	2,316	1,331
Adjusted EBITDA	$23,914	$16,357

(a)Includes non-cash, stock-based compensation.